UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, CA 94043

Dear Stockholder,

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc. (the “Company”), to be held on May 15, 2009, 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2009 Annual Meeting of Stockholders and Proxy Statement.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald S. Jankov
First mailed to stockholders on or about April 10, 2009	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 15, 2009

To the Stockholders of NetLogic Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), will be held on May 15, 2009, at 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, for the following purposes:

1. To elect two members of our board of directors to hold office until the 2012 annual meeting of stockholders or until their respective successors have been elected or appointed. The nominees are Steven Domenik and Douglas Broyles;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors has fixed the close of business on March 27, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. A list of such stockholders will be available for inspection at the principal office of the Company.

You are cordially invited to attend the Annual Meeting. However, to ensure that you are represented at the Annual Meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the Annual Meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Mountain View, California

April 10, 2009

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, California 94043

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, on May 15, 2009, at 8:00 a.m., Pacific time, and any adjournments of the Annual Meeting. Unless the context otherwise requires, the “Company,” “we,” “us,” and similar terms refer to NetLogic Microsystems, Inc.

If you need directions to the location of the Annual Meeting in order to attend the meeting and vote in person, please contact Roland Cortes at (650) 961-6676.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 10, 2009 to all stockholders entitled to notice of and to vote at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Holders of our common stock are entitled to one vote per share on all matters. To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must mark, sign, and date the enclosed proxy card and mail it to the Company’s transfer agent or submit proxy instructions electronically by using the Internet and logging on to www.eproxy.com/netl/ as provided on the proxy card. The board of directors has appointed Ronald Jankov and Roland Cortes as holders of the proxies submitted in response to the solicitation pursuant to this Proxy Statement. An automated system administered by the Company’s transfer agent tabulates stockholder votes submitted by proxy, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Brokers holding shares in street name for customers have the discretionary authority to vote on certain matters when they have not received instructions from the beneficial owners of shares. Under applicable rules, brokers have the discretion to vote on routine matters such as the uncontested election of directors and the ratification of the appointment of an accounting firm. Brokers that do not receive instructions from the beneficial owners are entitled to vote on Proposal No. 1 (the election of directors) and Proposal No. 2 (the ratification of appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2009 audit). Broker non-votes, if any, will be considered for purposes of determining a quorum, but they will not be considered as entitled to vote and will not have any effect on any of the votes contemplated by this Proxy Statement.

The voting requirements for the proposals that we will consider at the Annual Meeting are as follows:

•

Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and the two directors who receive the most votes will be elected to our board of directors. Abstentions and votes that are withheld will not affect the election of directors.

•	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. An affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2 to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the audit of our fiscal 2009 financial statements. Abstentions will have the effect of votes against this proposal.

All proxies will be voted as specified on the proxy cards submitted by stockholders if the proxy is properly executed or electronically submitted and is received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If no choice has been specified, the proxy holders will vote a properly completed and timely returned or electronically submitted proxy card for our board of directors’ nominees and for Proposal No. 2, which are described in detail elsewhere in this Proxy Statement. In addition, all properly completed and timely returned or electronically submitted proxy cards will be voted by the proxy holders in their discretion for any other matters properly and timely submitted for a vote at the Annual Meeting.

The close of business on March 27, 2009 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock at the close of business on March 27, 2009 will be entitled to notice of and to vote at the Annual Meeting. As of that date, we had 21,926,645 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share.

The cost of soliciting proxies, including expenses in connection with preparing and mailing of this Proxy Statement, will be borne by us. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation. We have retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses.

Copies of our 2008 Annual Report on Form 10-K are being mailed to stockholders with this Proxy Statement. Additional copies of our 2008 Annual Report on Form 10-K, excluding exhibits, may be obtained by any stockholder without charge by making a request through our website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043. Electronic copies of our 2008 Annual Report on Form 10-K, this Proxy Statement and the proxy card can also be found on our website “Investor Information” pages at www.netlogicmicro.com.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary.

*                *                *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2009

This Proxy Statement, the Proxy Card and our 2008 Annual Report are available at

http://www.netlogicmicro.com/proxymaterials.htm.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that directors Perham, Broyles, Krock, Godinho and Domenik are “independent,” as defined under Marketplace Rule 4200(a)(15) of the listing rules of the NASDAQ Stock Market (“NASDAQ”). No director qualifies as independent unless our board of directors determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also independently review the relationship of the Company to any entity employing a director or on which the director serves as a member of the board of directors. Our board of directors has determined that all directors who served during our 2008 fiscal year, other than Mr. Jankov, and our director nominees for the annual meeting are independent in accordance with SEC and the NASDAQ listing rules. Our board of directors has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of these directors in their service on our board of directors or its committees. Our board of directors also considered share ownership of the directors and determined in the case of Mr. Godinho that his beneficial ownership of shares representing approximately 12.9% of the common stock does not result in his having a controlling block of shares or prevent him from acting independently.

Our board of directors has also determined that Mr. Perham is the lead independent director. Our board of directors has standing Audit, Compensation and Governance and Nominating Committees, each of which is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to all of our employees and directors. We have posted this Code of Business Conduct and Ethics on the Company’s website at www.netlogicmicro.com.

Stockholder Communications with the Board

Stockholders who desire to communicate with our board of directors, or to a specific director, may do so by delivering the communication addressed to either the board of directors or any director, c/o NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043. These communications will be delivered to the board, or any individual director, as specified.

Annual Meeting Attendance

Our board of directors encourages each director to attend our annual meetings of stockholders, but attendance is not required. Directors Jankov and Perham attended our 2008 annual meeting of stockholders.

Board of Directors

The names of each of our directors at April 1, 2008 and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	65	Director, Chairman of the Board
Douglas Broyles (3)	67	Director
Steven Domenik (1)(2)(3)	57	Director
Norman Godinho	68	Director
Ronald Jankov	50	Director, Chief Executive Officer and President
Alan Krock (1)	48	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the governance and nominating committee.

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Leonard Perham has served as a member of or chairman of our board of directors since March 2000. Mr. Perham has been the President and Chief Executive Officer of Mosys, Inc. since November, 2007. From April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Douglas Broyles has served as a member of our board of directors since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures since September 2000. For the past 25 years, Mr. Broyles has been associated, as an investor and board member, with several Silicon Valley technology companies. Mr. Broyles also currently serves on the board of Peak International Ltd.

Steven Domenik has served as a member of our board of directors since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is a General Partner. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik also sits on the boards of directors of various private companies.

Norman Godinho is one of our founders and has served as a member of our board of directors since the Company’s inception. From December 1997 to April 2000, Mr. Godinho served as our Chief Executive Officer. In August 1980, Mr. Godinho co-founded Integrated Device Technology, Inc. Mr. Godinho was also a director and Vice President of Paradigm Technology Limited, a semiconductor company, which he co-founded in 1987.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. From September 1995 to September 1999, Mr. Jankov was Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation, a provider of semiconductors for handheld systems. Prior to that time, Mr. Jankov was Vice President of Cyrix Corporation, a microprocessor company, and held various engineering, sales and management positions at other semiconductor companies, including LSI Logic Corp. and Texas Instruments.

Alan Krock has served as a member of our board of directors since August 2005. Mr. Krock was Vice President and Chief Financial Officer of PMC-Sierra, Inc. from November 2002 until March 2007 when he became Vice President of Corporate Affairs for PMC-Sierra, Inc. until March 2008. Mr. Krock was Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002. Previously Mr. Krock held management positions at Rohm Corporation and Price Waterhouse, now PricewaterhouseCoopers LLP.

Board Classification

Our board of directors is divided into three classes, as follows:

•	Class I consists of Norman Godinho and Ronald Jankov whose terms will expire at our annual meeting of stockholders to be held in 2011;

•	Class II consists of Douglas Broyles and Steven Domenik whose terms will expire at the Annual Meeting; and

•	Class III consists currently of Leonard Perham and Alan Krock whose terms will expire at our annual meeting of stockholders to be held in 2010.

Our Class II directors’ terms will expire at the Annual Meeting. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than two directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Board Meetings and Committees

Board of Directors

Mr. Perham serves as chairman of our board of directors. Our board of directors held five meetings in 2008. In addition, our board acted at times by unanimous written consent pursuant to Delaware law. None of the directors attended fewer than 75 percent of the total number of meetings held during the year or the total number of meetings held by all committees of the board of directors on which he served during the year.

Audit Committee

Directors Krock, Perham and Domenik are the current members of our Audit Committee. All are “independent,” within the meaning of Marketplace Rule 4350(d) of the NASDAQ listing rules. Mr. Krock serves as the chairman of the committee. The Audit Committee held 11 meetings in 2008. In addition, the Audit Committee acted at times by unanimous written consent pursuant to Delaware law. Our board of directors has determined that Mr. Krock is the “audit committee financial expert,” as defined under Item 407(d)(5)(i) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee and our board of directors. Our Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements, including the appointment, compensation, retention and oversight of our independent auditor. Our Audit Committee also is charged with reviewing reports or complaints with respect to the accounting, auditing and/or internal controls of the Company, including possible violations under our “whistleblower” policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com.

Compensation Committee

Directors Perham and Domenik are the current members of our Compensation Committee. Mr. Domenik serves as the chairman of the Committee. Our Compensation Committee held seven meetings in 2008. In addition, the Compensation Committee acted at times by unanimous written consent pursuant to Delaware law.

Our Compensation Committee does not have a charter; rather, its duties and obligations have been specified by our board of directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, develops performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews general policies relating to compensation and benefits, and produces an annual report on executive compensation for inclusion in our annual proxy statement.

Governance and Nominating Committee

Directors Broyles and Domenik are the current members of our Governance and Nominating Committee. Mr. Broyles serves as the chairman of the Committee. Our Governance and Nominating Committee held three meetings in 2008. The duties of our Governance and Nominating Committee are to identify prospective board candidates, recommend nominees for election to our board of directors, develop and recommend board member selection criteria, consider committee member qualification, recommend corporate governance principles to our board of directors, and provide oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com.

When there is a need to identify or evaluate a prospective nominee, our Governance and Nominating Committee undertakes a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, our Governance and Nominating Committee considers various factors that it considers necessary or appropriate, including the size and composition of our board of directors and our committees, the needs of our board of directors and our committees, the candidate’s expertise and experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, and the candidate’s existing commitments. Upon completion of its review and evaluation, our Governance and Nominating Committee makes its recommendations to our board of directors regarding the candidate(s). All nominations are approved by the entire board of directors, including all of the independent directors. After considering our Governance and Nominating Committee’s recommendations, our board of directors determines and approves which candidate(s) shall be nominated for election to our board of directors, subject to stockholder approval. This year, our Governance and Nominating Committee recommended that our current Class II directors Domenik and Broyles be re-elected at the Annual Meeting, and our entire board of directors approved this recommendation.

Our Governance and Nominating Committee will consider candidates for nomination as director who are recommended by the Company’s stockholders and will not evaluate such candidates differently than other nominations for director. To recommend a prospective candidate for consideration by our Governance and Nominating Committee, stockholders must hold at least $2,000 in market value or one percent of our outstanding voting securities continuously for at least one year prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement, will likely not be considered timely for consideration at that year’s annual meeting. The submission deadline for next year’s annual meeting is set forth under “Stockholder Proposals for 2010 Annual Meeting” elsewhere in this proxy statement. Stockholders may suggest qualified candidates for director by giving timely notice in writing to the Committee at the following address: NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, an explanation of the reasons why the stockholder believes this candidate is qualified for service on our board of directors and certain other information as required by our bylaws. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Secretary will then forward this information to our Governance and Nominating Committee.

To date, no stockholder or group of stockholders owning more than 5% of our common stock has submitted a nomination for director.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our board of directors or Compensation Committee. None of our executive officers served on the board of directors or compensation committee of another entity during the past fiscal year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2008 for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)		All Other Compensation ($)		Total ($)
Leonard Perham	32,500	182,652	(3)	—		215,152
Steven Domenik	31,000	182,652	(3)	—		213,652
Norman Godinho	15,000	182,652	(3)	—		197,652
Douglas Broyles	22,500	182,652	(3)	14,502	(5)	219,654
Alan Krock	30,000	209,916	(4)	20,681	(5)	260,597

Total	131,000	940,524		36,183		1,106,707

(1)

Amounts in the table reflect the compensation cost recognized for financial statement reporting purposes for our fiscal year ended December 31, 2008 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures, which cost may be substantially different than the amount of income or gain ultimately realized from this award by the director. These compensation costs reflect equity awards granted in and prior to fiscal year 2008. See Note 6 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of equity awards.

(2)

As of December 31, 2008, each of our non-employee directors held outstanding options to purchase the following number of shares of our common stock: Leonard Perham, 40,000; Steven Domenik, 40,000; Norman Godinho, 40,000; Douglas Broyles, 40,000; and Alan Krock, 20,833.

(3)

Reflects the compensation cost recognized in fiscal 2008 for stock option grants with the following fair values as of the grant date: an option to purchase 10,000 shares granted on July 18, 2007 with a fair value of $174,759, and an option to purchase 10,000 shares granted on July 16, 2008 with a fair value of $175,759.

(4)

Reflects the compensation cost recognized in fiscal 2008 for stock option grants with the following fair values as of the grant date: an option to purchase 40,000 shares granted on August 5, 2005 with a fair value of $412,918, an option to purchase 10,000 shares granted on July 18, 2007 with a fair value of $174,759, and an option to purchase 10,000 shares granted on July 16, 2008 with a fair value of $175,406.

(5)	Reflects the aggregate incremental cost of medical, dental and vision insurance premiums paid by the Company on behalf of the individual director.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for board services in addition to their compensation as employees. Consequently, during fiscal year 2008, Mr. Jankov did not receive compensation for his role as a director.

Cash Compensation

For fiscal year 2008, the Compensation Committee retained Radford Surveys and Consulting, a business unit of AON Consulting, Inc. (“Radford”), as an independent, third-party consulting firm to review non-employee director compensation. Based on the results of the review by Radford, and the Committee’s goal of retaining and motivating highly qualified non-employee directors, the Compensation Committee recommended to the board of directors that the annual equity compensation granted to each non-employee director remain unchanged for fiscal 2008, and that the annual cash compensation for 2008 board services be increased, relative to the respective fiscal 2007 levels. The board of directors accepted the recommendation of the Compensation Committee, and on July 16, 2008 approved cash compensation to our non-employee directors as follows:

•	$15,000 to each of our non-employee directors for service on our board of directors;

•	An additional $15,000 to Mr. Krock for service as the chairman of the Audit Committee, and $5,000 to each of Mr. Perham and Mr. Domenik for services as members of our Audit Committee;

•	An additional $10,000 to Mr. Domenik for service as the chairman of the Compensation Committee, and $2,500 to Mr. Perham for service as a member of our Compensation Committee;

•

An additional $7,500 to Mr. Broyles for service as the chairmen of our Governance and Nominating Committee, and $1,000 to Mr. Domenik for service as a member of our Governance and Nominating Committee; and

•	An additional $10,000 to Mr. Perham for service as the lead independent director.

Equity Compensation

In connection with their board service, non-employee directors are eligible to receive, and have received, stock options under our 2004 Equity Incentive Plan (the “2004 Plan”). Under the terms of the 2004 Plan, each non-employee director receives an initial option grant to purchase 40,000 shares of our common stock upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years from the date of grant, with the first 25% of the shares subject to the initial option vested on the date of grant, and the remainder vesting monthly thereafter.

In addition, at the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders, each non-employee director is automatically granted a non-statutory option to purchase 10,000 shares of our common stock, provided the director has served on our board or directors for at least six months. These options vest on a monthly basis and become exercisable in full on the first anniversary of the date of grant. The exercise price of stock options granted to directors is equal to the fair market value of a share of our common stock on the date of grant, which under the 2004 Plan is the closing price per share of our common stock on the principal public market on which it is listed for trading. During 2008, our common stock was listed and traded on the NASDAQ Global Select Market, or Nasdaq GS. The accounting value of stock option grants to directors is calculated using the same methodology that we use to determine the accounting charge associated with similar equity-based awards for the fiscal period immediately preceding the grant date. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility, option exercise patterns (expected life of options), future forfeiture rates and related tax effects.

During fiscal 2008, all option grants to board members were to continuing board members, each of whom received options to purchase 10,000 shares of our common stock. The grants were made on July 16, 2008 at an exercise price of $33.10 per share, which was the closing price of our common stock on the Nasdaq GS on the same date.

Other Compensation

Beginning in April 2008, the members of our board of directors became eligible to participate in our health care insurance plans, including medical, dental and vision coverage, to the same extent that our non-director employees are eligible to participate in such plans. In 2008, non-employee directors Broyles and Krock enrolled in the Company’s medical, dental and vision plans, and the Company paid the medical insurance premiums on their behalf.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is composed of directors Domenik and Perham, who are independent, non-employee directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, reviews and approves performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews and approves our general policies relating to compensation and benefits, and reviews and approves this Compensation Discussion and Analysis report for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

Our compensation philosophy and the objective of our compensation program is to align the interests of our stockholders and management by integrating executive compensation with our annual and long-term corporate strategic and financial objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success. Accordingly, our compensation program is designed to reward the performance of each executive officer and recognize the officer’s contribution to the overall performance of the Company in a particular fiscal year, as well as their contribution to our long-term strategic and financial objectives.

Consistent with our compensation philosophy and objectives, we consider many factors in determining appropriate compensation for our executive officers, including:

•	the experience and career potential of each officer;

•	the competitive market for both short-term and long-term compensation;

•	the prior compensation earned and awarded to each officer;

•	the success of the Company in achieving its strategic and financial goals; and

•	our need to obtain, retain and motivate highly qualified individuals.

To guide in the implementation of our compensation philosophy, our compensation program is designed to:

•	include equity grants that typically vest over multiple years to align long-term employee interests with the interests of our stockholders;

•	provide a meaningful link between the Company’s goals and execution by the executive management team to support achievement of such goals; and

•	provide a competitive blend of short-term and long-term compensation to provide meaningful incentives for individual achievement.

Our total compensation packages may include base salary, annual cash bonuses and commissions, all paid in cash, as well as long-term compensation in the form of equity compensation including stock options, restricted stock and restricted stock units. Additionally, our compensation packages include a 401(k) plan, medical and other benefits, and severance and change-in-control and other post-termination benefits.

Competitive Market Data

Determining the competitive landscape is an essential step in implementing our compensation objectives. We and the Compensation Committee annually review competitive market information for executive officers, including short-term incentives, such as base salaries, cash bonuses and commissions, and long-term incentives, in the form of equity compensation, including stock options, performance shares, restricted stock and restricted stock units. As a part of this annual assessment, we and the Compensation Committee engage an independent compensation consultant to assist us in collecting and analyzing relevant market data for a selected peer group of companies.

For fiscal year 2008, the Compensation Committee retained Radford, as an independent, third-party consulting firm, in connection with its review of executive compensation. Working with Radford and our CEO, CFO and Corporate Secretary, the Compensation Committee selected a peer group of the following companies included in the 2007 Radford Executive Survey and 2007 Radford Benchmark Surveys (collectively the “Surveys”): Actel Corporation, Anadigics, Inc., Applied Signal Technology, Inc., Atheros Communications, Inc., Blue Coat Systems, Inc., Cirrus Logic, Inc., Exar Corporation, Mindspeed Technologies, Inc., MIPS Technologies, Inc., Packeteer, Inc., PMC-Sierra, Inc., QuickLogic Corporation, Rambus, Inc., Riverbed Technology, Inc., Silicon Image, Inc., SiRF Technology Holdings, Inc., SonicWALL, Inc., Tessera Technologies and Virage Logic Corporation.

This peer group was selected based on many factors, including industry segment, revenue, number of employees, geographical location, age, growth rate, market capitalization and whether we believe we compete for the same or similar personnel. The comparative information from the selected peer group included total cash compensation (i.e., base salary, bonuses and commissions) and total long-term incentive compensation (i.e., equity in the form of stock options and other forms of stock compensation) for executive officers.

Compensation Elements

Based on comparative market information, our compensation philosophy and objectives, and our CEO’s evaluation of the performance of our executives, toward the end of the fiscal year the CEO submits his recommendations for executive compensation for the upcoming fiscal year to the Compensation Committee. The Compensation Committee reviews these recommendations and comparative market data from the Surveys, and together with the Committee’s own general knowledge of the competitive market place and the Committee’s desire to retain, motivate and reward the executive officers, the Committee subjectively determines a compensation package for each executive officer. The Committee submits its recommended proposal to the full board of directors for approval at the first meeting in the new fiscal year.

In general, our executive officer compensation packages combine and allocate cash and equity-based compensation taking into account the role of each executive officer of the Company, market practices, and the total value of all forms of compensation including benefits and perquisites available to the individual. Our total compensation packages include base salary, annual cash bonuses and, in some cases, sales commission, which are all paid in cash, as well as long-term compensation in the form of equity compensation including stock options and restricted stock. The rationale, design, reward process, and related information regarding the components of compensation are described generally below. Other than the annual bonus program described below, we have no profit-sharing or deferred compensation programs.

We do not currently have any equity or other security ownership policy that mandates ownership of amounts of our common stock by our executive officers, but we consider equity awards to be a key component of executive compensation packages. We have change-of-control arrangements with each of our executive officers that provide for specific payments and benefits if their employment with us is terminated in connection with a change of control. These arrangements are discussed in detail below. Our board of directors considers such payments and benefits to be an integral part of a competitive compensation package for our executive officers.

Cash Compensation

Base Salary. We review executive salaries annually. For fiscal year 2008, the Compensation Committee reviewed salaries recommended by the Company’s CEO for the executive officers, and recommended to our board of directors the base salary of each executive officer on a case-by-case basis taking into account the individual officers’ responsibilities and performance, as well as targeting the 50th percentile of base salaries of executives having similar responsibilities to our executive officers from the peer group. The Compensation Committee believes that we can retain, motivate and align the interests of management with those of our stockholders by targeting executive base salaries at the 50th percentile of the selected peer group, and emphasizing stock appreciation by targeting long-term equity incentives at greater than the 50th percentile of the peer group. Consistent with this belief, on January 16, 2008, the Compensation Committee approved and recommended to the board of directors the following base salary increases for fiscal 2008 for our named executive officers effective January 1, 2008:

•	Mr. Jankov’s base salary was increased by 20% from 2007 to $376,200;

•	Mr. Tate’s base salary was increased by 5% from 2007 to $273,000;

•	Mr. Srinivasan’s base salary was increased by 5% from 2007 to $233,700;

•	Mr. Maghsoudnia’s base salary was increased by 5% from 2007 to $225,800; and

•	Ms. Zander’s base salary was increased by 5% from 2007 to $250,300.

In addition to base salary, for fiscal year 2008 we paid a commission of $143,798 to Ms. Zander, our Senior Vice President of Worldwide Sales, who has received a commission based on product sales since the commencement of her employment with the Company in 1999. The Compensation Committee considers the payment of a sales commission to be a material component of Ms. Zander’s cash compensation as the head of our sales operation.

After reviewing competitive market compensation information and the performance of the Company and the executive management team as a whole in fiscal 2008, and based on the CEO’s recommendations, the Compensation Committee approved and recommended the following base salary increases for our named executive officers for fiscal 2009, which were approved by the board of directors on January 28, 2009:

•	Mr. Jankov’s base salary was increased by 2% from 2008 to $383,700;

•	Mr. Tate’s base salary was increased by 2% from 2008 to $278,500;

•	Mr. Srinivasan’s base salary was increased by 2% from 2008 to $238,400;

•	Mr. Maghsoudnia’s base salary was increased by 2% from 2008 to $230,300; and

•	Ms. Zander’s base salary was increased by 2% from 2008 to $255,300.

In addition, the Compensation Committee recommended that Ms. Zander receive a commission of 0.1% on all product sales in fiscal years 2009, 2010 and 2011, which also was approved by our board of directors.

Bonuses. Our annual cash bonus plan is designed to reward our executive officers and other key contributors based on the overall performance of the Company, as well as on achieving annual corporate strategic and financial goals, during a fiscal year. The determination of the Company’s and individual executives’ performance is subjective in nature, and is made with an emphasis on the performance of the entire executive management team and their respective departments in relation to the achievement of the Company’s corporate strategic and financial goals, which are agreed upon by the Compensation Committee in consultation with the Chief Executive Officer at the beginning of the fiscal year, and the overall accomplishments of the Company. Generally, if the Company substantially meets its strategic and financial goals, the named executive officers will receive their entire target bonuses, although the Compensation Committee has the discretion to waive or modify goals and to award bonuses above or below the target levels.

The primary Company corporate strategic goals established by the Compensation Committee and accomplishments taken into account by the Compensation Committee for fiscal year 2008 were:

•	Obtaining a record number of design wins with customers for the Company’s products;

•	Strengthening the Company’s competitive positioning in the Company’s target markets;

•	Completing product definitions for products to be developed in 2009;

•	Establishing a product roadmap for 2009, 2010 and 2011;

•	Successfully assisting key customers in implementing the first NL9000 design wins;

•	Successfully completing internal and customer qualification processes on multiple products designed and manufactured in 55 nanometer technology;

•	Introducing the first 100 Gigabit and first quad 10 Gigabit physical layer (PHY) products;

•	Introducing a family of single-chip Layer 7 products for high-volume intrusion prevention systems and firewall equipment, and obtaining design wins at customers for these products;

•	Improving manufacturing yields and product costs;

•	Transferring manufacturing of acquired products from Aeluros, Inc. to the Company’s supply chain; and

•	Successfully implementing a new enterprise resource planning system.

The primary Company corporate financial goals established by the Compensation Committee for fiscal year 2008 were:

•	Gross revenue of $145 million;

•	Non-GAAP gross product margins of 65%;

•	Non-GAAP operating margin of 22%; and

•	Non-GAAP earnings per share of $1.45.

The Company’s corporate strategic and financial goals for 2008 were established by the CEO and the Compensation Committee to be achievable by the executive team when performing at or above a performance level that they believed would be expected of a similarly situated competitive peer company. Based on the CEO’s recommendation and relevant market data from the peer group, in January 2008, the Compensation Committee and board of directors set the following target bonus pay-outs for our named executive officer as a percentage of his or her respective 2008 base salary: 75% for Mr. Jankov; 40% for Mr. Tate; 30% for Mr. Maghsoudnia; 38% for Ms. Zander; and 40% for Mr. Srinivasan.

Also in January 2008, our Compensation Committee and board of directors approved a cash bonus pool of up to 5.5% of our non-GAAP net income for fiscal 2008 to distribute at the Compensation Committee’s discretion to the named executive officers, our other executives and key employees based on an overall assessment of the Company achieving our strategic and financial goals as outlined above. Non-GAAP net income was calculated for this purpose by removing the following expenses from GAAP net income reported our Form 10-K for the year ended December 31, 2008: (1) stock-based compensation expense of $16.5 million, and (2) charges totaling $8.6 million associated with the amortization of intangible assets, and the effect of a fair value adjustment to acquired inventory of $1.5 million.

Non-GAAP gross product margin, non-GAAP operating margin and non-GAAP earnings per share were determined as follows for the purposes of determining the established financial goals:

•

Non-GAAP gross product margin was calculated by removing the following expenses from GAAP net income reported in our Form 10-K for the year ended December 31, 2008: (1) stock-based compensation expense of $1.0 million, and (2) charges totaling $11.9 million associated with the amortization of intangible assets, and the effect of a fair value adjustment to acquired inventory of $1.5 million.

•

Non-GAAP operating margin was calculated by removing the following expenses from GAAP net income reported in our Form 10-K for the year ended December 31, 2008: (1) stock-based compensation expense of $16.5 million, and (2) charges totaling $13.3 million associated with the amortization of intangible assets, and the effect of a fair value adjustment to acquired inventory of $1.5 million.

•

Non-GAAP earnings per share was calculated by dividing non-GAAP net income by non-GAAP share count used for calculating earnings per share. Non-GAAP share count used for calculating earnings per share was determined for this purpose by removing the following element from GAAP share count used for calculating diluted earnings per share reported in our Form 10-K for the year ended December 31, 2008: the benefits of SFAS 123R compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

In January 2009, the Compensation Committee, with input from our CEO, assessed the Company’s performance in 2008, including the achievement of the established goals. The CEO, CFO and the Compensation Committee determined that for fiscal year 2008, the Company met or exceeded the Company’s corporate financial goals for fiscal 2008 with the exception of the Company’s target gross revenue. The Company recognized gross revenue of $139 million for fiscal year 2008, which was approximately 4.8% lower than targeted. However, the Compensation Committee noted in its review that the Company was on pace through the first three fiscal quarters of fiscal year 2008 to reach the targeted gross revenue amount, but the revenue in the fourth fiscal quarter of 2008 declined due to the rapidly declining macroeconomic environment in the second half of fiscal year, which was outside the control of the Company’s executive team. Based on this review, recommendations by the CEO and market information from the peer group, and given that the Company met or exceeded all but one of the Company’s goals for fiscal year 2008 in spite of deteriorating macroeconomic conditions, the Compensation Committee recommended to the board of directors that the following cash bonuses for the each named executive officer as a percentage of their respective 2008 annual base salaries: 93.75% for Mr. Jankov; 44.1% for Mr. Tate; 33% for Mr. Maghsoudnia; 41.8% for Ms. Zander; and 44% for Mr. Srinivasan. Each of these percentages exceeded the target bonus level for the named executive officer. Mr. Jankov received the largest target bonus increase in recognition of his leadership of the executive management team, and to bring his 2008 total cash compensation more in-line with the total cash compensation for chief executive officers of the peer group. Our board of directors approved these recommendations at its first meeting in January 2009. These bonus amounts were consistent with bonuses for the comparative executive positions of the peer group and were paid from the 2008 cash bonus pool in January 2009.

Long-Term Incentive Compensation

Based on our compensation philosophy and objectives, we seek to pay a substantial portion of the total compensation for our executive officers in the form of long-term equity incentives. Historically, this has been in the form of stock option awards that vest over a defined period of employment, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests. Stock options typically have been granted to executive officers when the executive first joins the Company, and annually as part of each executive’s annual performance review.

In general, options are granted with an exercise price equal to the fair market value of the common stock on the grant date. As defined in our stock option plans, fair market value is the closing price of our common stock as quoted on the applicable trading market on the grant date. Typically, the Compensation Committee awards stock options that vest and become exercisable solely on the basis of continued employment, or other service, usually in the case of initial hiring grants with respect to 25% of the total shares within one year after the date of grant and 1/48th of the total shares per month of service thereafter. For grants made after the initial hiring grant, the Compensation Committee establishes a target number of options that will vest in each calendar year, and makes grants accordingly.

Our board of directors has delegated to the Compensation Committee the authority to grant stock and other equity awards, including awards to our executive officers. The Compensation Committee generally grants stock options to executive officers and other employees of the Company on the fifth day of each calendar month, or the next trading day if the NASDAQ Stock Market is closed on that date. The Compensation Committee believes that having pre-determined grant dates throughout the year reduces the degree of subjectivity of option grant date selection, provides greater transparency to its option granting practices, and offers potential grantees more predictability as to grant dates. In all circumstances, however, options will be considered granted only on the date the Compensation Committee meets and approves the grants, or the date on which all members of the Compensation Committee sign a unanimous written consent approving the grants.

The Compensation Committee annually reviews the long-term equity compensation provided to the Company’s executive officers to further the Company’s compensation philosophy and objectives to attract, retain and motivate its executive officers. Toward the end of each year the CEO submits his recommendations for target equity awards for the executive officers as a group and for each executive officer for the following fiscal year to the Compensation Committee, which may accept or modify his recommendations. The Committee then recommends target annual equity awards to the board of directors for approval at the first meeting of the board in the new fiscal year.

In determining the size of option awards for fiscal year 2008, the Compensation Committee and board of directors referenced the 75th percentile of the long-term equity compensation of executives in the Radford comparative peer group identified above having similar responsibilities to the Company’s executive officers, along with other relevant information, including the Company’s size, industry and growth rate relative to the peer group, the competitive market for highly skilled talent, and volatility of the Company’s stock price. They also considered the size of the existing stock option pool and that the awards to named executive officers would have to be structured to fit within the net target stock option pool for the entire Company in 2008 of approximately 3% to 5% of the common shares outstanding. In determining the net target stock option pool, the Compensation Committee referenced the range represented by the 50th to 75th percentiles of the gross equity burn rate, as determined by Radford, of the peer group of companies, as well as our past and anticipated growth in our employee workforce. As in prior years, the Compensation Committee and the board of directors set a target of approximately 1% of the common shares outstanding for equity grants to the executive officers as a group.

Moreover, based on competitive market data provided by Radford and other sources, the Compensation Committee, CEO and CFO observed at the end of fiscal year 2007 that an increasing number of other companies had been granting a higher percentage of shares of restricted stock relative to stock option shares. This enables the grant of a smaller number of shares due to the higher economic value of shares of restricted stock to the recipient on grant date. Thus, a company can preserve its stock option pool for a longer period of time, and reduce the number of shares outstanding, by granting restricted stock as a portion of long-term equity incentives to its employees. For these reasons, our CEO, CFO and Compensation Committee determined that beginning in 2008 they would recommend the granting of restricted stock units representing the right to acquire common stock at no cost to the employee, in addition to stock option grants, as part of annual performance reviews. The CEO, CFO and Compensation Committee recommended to the board of directors that executive officers and other employees of the Company be targeted to vest in each of fiscal years 2008, 2009, 2010 and 2011 restricted stock units equal to approximately 33% of the target stock option grant for fiscal year 2007, and stock options also equal to approximately 33% of the target stock option grant for fiscal year 2007. The target stock options for fiscal year 2007 for the named executive officers were 95,000 shares for Mr. Jankov, 39,600 shares for Ms. Zander, 39,600 shares for Mr. Tate, 35,000 shares for Mr. Srinivasan, and 24,620 shares for Mr. Maghsoudnia. Accordingly, the Compensation Committee set the following targets for stock options and restricted stock unit grants for the named executive officers:

•	31,350 stock options and 31,350 restricted stock units for Mr. Jankov;

•	13,200 stock options and 13,200 restricted stock units for Mr. Tate;

•	13,200 stock options and 13,200 restricted stock units for Ms. Zander;

•	11,550 stock options and 11,550 restricted stock units for Mr. Srinivasan; and

•	8,125 stock options and 8,125 restricted stock units for Mr. Maghsoudnia.

Each of the named executive officers had previously been granted equity awards to satisfy the targets in each of fiscal years 2008, 2009 and 2010. The Compensation Committee granted the number of stock option shares in fiscal 2008 noted above to Mr. Jankov, Ms. Zander, Mr. Srinivasan and Mr. Maghsoudnia on January 7, 2008, and granted one-half of the targeted restricted stock units noted above to these officers on each of July 5, 2008 and November 5, 2008. Mr. Tate received a grant of options to purchase 3,781 shares on January 7, 2008, and 1,791 restricted stock units on each of July 5, 2008 and November 5, 2008, taking into account the number of shares of restricted stock granted to him at the time of his initial employment by the Company that were scheduled to vest in each year through 2011.

The Compensation Committee chose to grant the stock option awards in January 2008 to enhance the incentive and retention benefits of the awards. Each option award granted in 2008 vests and becomes exercisable solely on the basis of continued employment, or other service, with respect to one-twelfth of the total shares subject to the option at the end of each calendar month of fiscal year 2011. The restricted stock unit awards granted on July 5, 2008 vest solely on the basis of continued employment, or other service, in full on May 5, 2011. The restricted stock unit awards granted on November 5, 2008 vest solely on the basis of continued employment, or other service, in full on November 5, 2011.

Other Benefits

Employee Stock Purchase Plan. In order to provide employees at all levels with greater incentive to contribute to our success, we provide employees, including executive officers, with the opportunity to purchase discounted shares of common stock under the 2004 Employee Stock Purchase Plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. Offerings under this plan commence on the first business day on or after January 1 and July 1 of each year, unless otherwise specified by the board of directors. The offering period is open for six months. The price at which shares may be purchased during the offering period is the lower of 85% of the fair market value of a share of our common stock at either the beginning or end of each six-month period. The price of the total number of shares purchased by each employee is accumulated by payroll deductions over each offering period. An employee’s total purchases in any year can not exceed $25,000 in value or 10% of the total of his/her salary, whichever is less.

Additional Benefits. We offer additional benefits designed to be competitive with overall market practices, and to attract, retain and motivate the talent needed by the Company to achieve its strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. Certain named executive officers are entitled to receive additional benefits upon an acquisition as described below under “Potential Payments Upon Termination Or Change-Of-Control.”

Tax Considerations

Our Compensation Committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to “covered” executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. None of the compensation paid to our covered executive officers for the year ended December 31, 2008 that would be taken into account in determining a Section 162(m) limitation exceeded the $1 million limit. The Company’s employee stock option plans and option grants to executives have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with an exercise price equal to the fair market value of the shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. However, the Company has not structured grants of restricted stock and restricted stock units to qualify as performance-based compensation. Thus, those awards may cause the compensation of individual covered executive officers to exceed the $1 million limit in the future. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE

Steven Domenik, Chairman

Leonard Perham

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for fiscal years 2008, 2007 and 2006 for: (i) our principal executive officer; (ii) our principal financial officer; and (iii) three other of our executive officers, who, based on their total compensation, were the most highly compensated in 2008. We refer to them in this Proxy Statement collectively as the “named executive officers”.

Name of Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Ronald Jankov	2008	376,200		352,688	(2)	110,099	(5)	1,284,709	(5)	—		2,123,696
Chief Executive Officer and President (Principal Executive Officer)	2007	313,500		249,949	(3)	—		1,055,079	(6)	—		1,618,528
	2006	285,000		185,300	(4)	—		647,158	(7)	—		1,117,458

Michael Tate	2008	273,000		120,386	(2)	514,610	(5)	495,759	(5)	—		1,403,755
Vice President and Chief Financial Officer (Principal Financial Officer)	2007	118,333		59,083	(3)	192,644	(6)	218,419	(6)	—		588,479
	2006	—		—		—		—		—		—

Marcia Zander	2008	394,098	(1)	104,625	(2)	46,357	(5)	538,333	(5)	16,880	(8)	1,100,293
Senior Vice President, Worldwide Sales	2007	376,607	(1)	95,918	(3)	—		429,906	(6)	14,306	(8)	916,737
	2006	351,988	(1)	85,000	(4)	—		249,641	(7)	12,309	(8)	698,938

Varadarajan Srinivasan	2008	233,700		102,828	(2)	40,563	(5)	482,184	(5)	—		859,275
Vice President of Product Development and Chief Technical Officer	2007	222,600		94,275	(3)	—		416,577	(6)	—		733,452
	2006	212,000		84,800	(4)	—		280,492	(7)	—		577,292

Mozafar Maghsoudnia	2008	225,800		74,514	(2)	28,973	(5)	355,190	(5)	—		684,477
Vice President, Worldwide Manufacturing

(1)	Includes $143,798 in sales commissions earned in fiscal 2008, $138,207 in sales commissions earned in fiscal 2007 and $134,998 in sales commissions earned in fiscal 2006.

(2)	Reflects annual bonus earned in fiscal 2008 and paid in fiscal 2009.

(3)	Reflects annual bonus earned in fiscal 2007 and paid in fiscal 2008.

(4)	Reflects annual bonus earned in fiscal 2006 and paid in fiscal 2007.

(5)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the dollar value represents the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2008. See Note 6 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of equity awards.

(6)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the dollar value represents the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2007. See Note 7 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards.

(7)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the dollar value represents the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.

(8)	Represents reimbursement of car expenses.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2008

The following table sets forth certain information regarding options granted to the named executive officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share) (3)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Ronald Jankov	1/7/2008	—	—		31,350	27.86	476,341
	7/7/2008	—	15,675	(4)	—	—	545,647
	11/5/2008	—	15,675	(5)	—	—	322,905
	1/26/2009	352,688	—		—	—	—

Michael Tate	1/7/2008	—	—		3,781	27.86	57,450
	1/7/2008	—	10,000	(6)	—	—	278,600
	7/7/2008	—	1,891	(4)	—	—	65,826
	11/5/2008	—	1,891	(5)	—	—	38,955
	1/26/2009	120,386	—		—	—	—

Marcia Zander	1/7/2008	—	—		13,200	27.86	200,565
	7/7/2008	—	6,600	(4)	—	—	229,746
	11/5/2008	—	6,600	(5)	—	—	135,960
	1/26/2009	104,625	—		—	—	—

Varadarajan Srinivasan	1/7/2008	—	—		11,550	27.86	175,494
	7/7/2008	—	5,775	(4)	—	—	201,028
	11/5/2008	—	5,775	(5)	—	—	118,965
	1/26/2009	102,828	—		—	—	—

Mozafar Maghsoudnia	1/7/2008	—	—		8,250	27.86	125,353
	7/7/2008	—	4,125	(4)	—	—	143,591
	11/5/2008	—	4,125	(5)	—	—	84,975
	1/26/2009	74,514	—		—	—	—

(1)

The amounts refer to the actual payouts under our annual bonus plan for services performed in fiscal 2008. The payout amount for each named executive officer was reviewed and approved by the Compensation Committee and the board of directors on January 26, 2009.

(2)	These grants have a 10-year term and vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2011, subject to continued employment.

(3)	The exercise price for the option awards is equal to the closing price of our common stock on the Nasdaq GS on the grant date.

(4)	Restricted stock unit award that vests in full on May 5, 2011, subject to continued employment.

(5)	Restricted stock unit award that vests in full on November 5, 2011, subject to continued employment.

(6)

Restricted stock unit award that vests at the rate of 25% of the total number of shares subject to the award on each of August 5, 2008, August 5, 2009, August 5, 2010 and August 5, 2011, subject to continued employment.

(7)	The grant date fair value for each award is computed in accordance with FAS 123R as of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2008

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2008:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Shares or Units or Stock That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($) (26) (j)
Ronald Jankov	17,708	(2)(3)	—	$13.00	5/31/2014	—		—
	18,751	(4)	—	$12.00	7/8/2014	—		—
	9,075	(5)	—	$6.04	10/26/2014	—		—
	10,482	(6)	—	$12.65	4/19/2015	—		—
	10,482	(7)	1,823	$12.49	4/25/2015	—		—
	10,483	(8)	4,102	$21.41	9/14/2015	—		—
	10,482	(9)	4,558	$18.10	10/9/2015	—		—
	17,562	(10)	7,230	$33.72	2/22/2016	—		—
	14,464	(11)	10,328	$23.40	7/31/2016	—		—
	18,845	(12)	15,946	$19.83	10/30/2016	—		—
	27,147	(13)	29,520	$23.94	1/29/2017	—		—
	—		47,434	$30.29	6/4/2017	—		—
	—		68,422	$30.29	6/4/2017	—		—
	—		31,350	$27.86	1/6/2018	—		—
	—		—	—	—	15,675	(22)	345,007
	—		—	—	—	15,675	(23)	345,007

Michael Tate	38,958	(14)	71,042	$33.91	7/17/2017	—		—
	—		—	—	—	37,500	(24)	825,375
	—		—	—	—	7,500	(25)	165,075
	—		3,781	$27.86	1/6/2018	—		—
	—		—	—	—	1,891	(22)	41,621
	—		—	—	—	1,891	(23)	41,621

Marcia Zander	7,999	(2)(15)	—	$2.00	10/6/2013	—		—
	12,500	(2)(16)	—	$2.00	1/19/2014	—		—
	9,750	(2)(3)	—	$13.00	5/31/2014	—		—
	8,437	(4)	—	$12.00	7/8/2014	—		—
	1,813	(5)	—	$6.04	10/26/2014	—		—
	6,563	(6)	729	$12.65	4/19/2015	—		—
	6,563	(7)	729	$12.49	4/25/2015	—		—
	7,109	(8)	1,641	$21.41	9/14/2015	—		—
	6,927	(9)	1,823	$18.10	10/9/2015	—		—
	7,028	(10)	2,889	$33.72	2/22/2016	—		—
	5,787	(11)	4,130	$23.40	7/31/2016	—		—
	14,916	(12)	8,080	$19.83	10/30/2016	—		—
	10,098	(13)	11,235	$23.94	1/29/2017	—		—
	—		21,207	$30.29	6/4/2017	—		—
	—		29,645	$30.29	6/4/2017	—		—
	—		13,200	$27.86	1/6/2018	—		—
	—		—	—	—	6,600	(22)	145,266
	—		—	—	—	6,600	(23)	145,266

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Shares or Units or Stock That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($) (26) (j)
Varadarajan Srinivasan	3,125	(2)(17)	—	$2.00	6/2/2013	—		—
	18,000	(2)(3)	—	$13.00	5/31/2014	—		—
	9,375	(4)	—	$12.00	7/8/2014	—		—
	10,625	(5)	—	$6.04	10/26/2014	—		—
	7,975	(6)	775	$12.65	4/19/2015	—		—
	8,021	(7)	729	$12.49	4/25/2015	—		—
	7,109	(8)	1,641	$21.41	9/14/2015	—		—
	6,927	(9)	1,823	$18.10	10/9/2015	—		—
	7,025	(10)	2,892	$33.72	2/22/2016	—		—
	5,787	(11)	4,130	$23.40	7/31/2016	—		—
	8,080	(12)	6,836	$19.83	10/30/2016	—		—
	10,098	(13)	11,235	$23.94	1/29/2017	—		—
	—		16,158	$30.29	6/4/2017	—		—
	—		24,645	$30.29	6/4/2017	—		—
	—		11,550	$27.86	1/6/2018	—		—
	—		—	—	—	5,775	(22)	127,108
	—		—	—	—	5,775	(23)	127,108

Mozafar Maghsoudnia	646	(2)(18)	—	$2.00	7/14/2013	—		—
	260	(2)(3)	—	$13.00	5/31/2014	—		—
	8,750	(4)	—	$12.00	7/8/2014	—		—
	5,000	(5)	—	$6.04	10/26/2014	—		—
	4,583	(6)	417	$12.65	4/19/2015	—		—
	4,583	(7)	417	$12.49	4/25/2015	—		—
	3,046	(8)	704	$21.41	9/14/2015	—		—
	2,969	(9)	781	$18.10	10/9/2015	—		—
	8,500	(19)	—	$27.24	12/29/2015	—		—
	5,578	(20)	2,297	$35.11	2/6/2016	—		—
	2,109	(11)	1,516	$23.40	7/31/2016	—		—
	8,080	(12)	6,836	$19.83	10/30/2016	—		—
	7,101	(13)	7,899	$23.94	1/29/2017	—		—
	4,550	(21)	—	$30.29	6/4/2017	—		—
	—		13,161	$30.29	6/4/2017	—		—
	—		18,326	$30.29	6/4/2017	—		—
	—		8,250	$27.86	1/6/2018	—		—
	—		—	—	—	4,125	(22)	90,791
	—		—	—	—	4,125	(23)	90,791

(1)

Except as identified in footnotes 19, 20 and 21 such grants have a 10-year term and, unless otherwise noted, vest with respect to 25% of the total number of shares on the first anniversary of the date of grant and 1/48th of the shares per month of service thereafter. The vesting of any unvested shares subject to each of the listed awards is subject to the recipient’s continuous employment.

(2)

These grants were immediately exercisable at the time of grant and prior to vesting, but included a repurchase option at cost in favor of the Company that lapsed over time according to the vesting schedule indicated.

(3)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/1/2005 and 1/48th of the total number of shares on the last day of the month thereafter.

(4)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 7/1/2005 and 1/48th of the total number of shares on the last day of the month thereafter.

(5)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/27/2005 and 1/48th of the total number of shares on the last day of the month thereafter.

(6)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/20/2006 and 1/48th of the total number of shares on the last day of the month thereafter.

(7)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/26/2006 and 1/48th of the total number of shares on the last day of the month thereafter.

(8)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 9/15/2006 and 1/48th of the total number of shares on the last day of the month thereafter.

(9)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/10/2006 and 1/48th of the total number of shares on the last day of the month thereafter.

(10)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 2/23/2007 and 1/48th of the total number of shares on the last day of the month thereafter.

(11)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 8/1/2007 and 1/48th of the total number of shares on the last day of the month thereafter.

(12)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/31/2007 and 1/48th of the total number of shares on the last day of the month thereafter.

(13)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/30/2008 and 1/48th of the total number of shares on the last day of the month thereafter.

(14)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 7/18/2009 and 1/48th of the total number of shares on the last day of the month thereafter.

(15)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/7/2004 and 1/48th of the total number of shares on the last day of the month thereafter.

(16)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/20/2005 and 1/48th of the total number of shares on the last day of the month thereafter.

(17)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/2/2004 and 1/48th of the total number of shares on the last day of the month thereafter.

(18)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/30/2004 and 1/48th of the total number of shares on the last day of the month thereafter.

(19)	Stock options fully vested as of the date of grant on 12/30/2005.

(20)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 2/7/2007 and 1/48th of the total number of shares on the last day of the month thereafter.

(21)

Stock options vested with respect to one-twelfth of the shares subject to the grant on January 31, 2008 and one-twelfth of the shares subject to the grant on the last day of each successive calendar month in 2008.

(22)	Restricted stock unit award that vests in full on May 5, 2011.

(23)	Restricted stock unit award that vests in full on November 5, 2011.

(24)	Restricted stock award that vests at the rate of 25% of the total number of shares subject to the award on each of July 18, 2009, July 18, 2010, July 18, 2011 and July 18, 2012.

(25)	Restricted stock unit award that vests at the rate of 25% of the total number of shares subject to the award on each of August 5, 2008, August 5, 2009, August 5, 2010 and August 5, 2011.

(26)	Market value determined by multiplying the number of restricted shares in column (i) by $22.01 per share, which was the closing price of our common stock on the Nasdaq GS on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the options exercised by our named executive officers during the year ended December 31, 2008 and the values realized upon exercise:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael Tate	—	—	15,000	500,350
Marcia Zander	10,000	377,070	—	—
Mozafar Maghsoudnia	5,990	203,540	—	—

(1)

Value is the excess of the closing price of a share of common stock on the Nasdaq GS on the date of exercise over the exercise price multiplied by the number of shares purchased upon exercise of the option.

(2)	Value is the closing price of a share of common stock on the Nasdaq GS on the date of vesting multiplied by the number of shares that vested on that date.

Equity Compensation Plan Summary

The following table sets forth certain information as of December 31, 2008 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance, aggregated as follows:

•	All compensation plans previously approved by security holders; and

•	All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights as of December 31, 2008 (4)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2008
Equity compensation plans approved by stockholders (2)	3,870,412	$24.01	1,378,465	(1)
Equity compensation plans not approved by stockholders (3)	1,071,354	$30.46	52,095

(1)	This number includes 1,227,320 shares available for future grant under our 2004 Stock Plan and 151,145 shares available for future issuance under our 2004 Employee Stock Purchase Plan.

(2)

This reflects our 2000 Plan, 2004 Plan and 2004 Employee Stock Purchase Plan. The 2004 Plan provides for an annual increase of 150,000 shares in the number of shares reserved thereunder on January 1 of each year. The 2004 Employee Stock Purchase Plan provides for an annual increase of 75,000 shares in the number of shares reserved thereunder on January 1 of each year.

(3)

This reflects stock options granted in 2008 in accordance with Marketplace Rule 4350(i)(l)(A)(iv) of the NASDAQ listing rules to new employees as inducements material to their entering into employment with the Company. All such stock options have an exercise price equal to the fair market value on their grant dates. The options have a 10-year term and vest over four years as follows: one-fourth of the shares subject to the option vest on the first anniversary of the vesting commencement date, and one thirty-sixth of the remaining shares subject to such option at the end of each calendar month thereafter, subject to the optionee’s continued service with the Company.

(4)

In connection with the Aeluros Acquisition in October 2007, the Company assumed options held by former employees and consultants of Aeluros under the Aeluros 2001 Stock Option/Stock Issuance Plan exercisable for 104,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 59,800 shares of Company common stock were outstanding as of December 31, 2008. These remaining outstanding options have a weighted average exercise price of $4.45 per share. No further awards will be made under this plan. Statistics regarding the assumed options are not included in the above table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Our employment offer letter with Varadarajan Srinivasan, our vice president of product development and chief technology officer, provides that if we terminate Mr. Srinivasan’s employment for any reason, we are obligated to pay him three months’ salary as a severance payment.

Ms. Zander has entered into a change of control agreement with the Company. Pursuant to this agreement Ms. Zander will be entitled to receive a severance payment equal to 50% of her annual salary at that time, in addition to any other amounts and benefits to which she may be entitled, if her employment is terminated for any of the following reasons within one year following a change in control of our Company:

•	a material diminution in Ms. Zander’s base compensation;

•	a material diminution in Ms. Zander’s authority, duties or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom Ms. Zander is required to report, including a requirement that Ms. Zander report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company;

•	a material diminution in the budget over which Ms. Zander retains authority;

•	a material change in the geographic location at which Ms. Zander must perform the services; or

•	any other action or inaction that constitutes a material breach by the Company of the agreement.

Under this agreement, a change of control results when there is an acquisition of 45% or more of our outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the company which results in a change in the majority of the directors on the board of directors, a new stockholder or group receiving at least 45% of the outstanding voting securities, or our former stockholders retaining less than 50% of our outstanding voting securities. Ms. Zander is not entitled to receive the severance payment, however, unless she has given the Company notice of the occurrence of the change within 90 days of its occurrence and the Company fails to remedy the occurrence within 30 days of its receipt of notice.

Since July 2002, all option agreements for option grants to our named executive officers and other members of our senior management provide that in the event of a change of control of the Company, and if the options are not assumed by the successor corporation, the vesting of the options will accelerate in full, measured from the date of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of our voting securities retain more than 50% of their voting power). Similarly, since July 2007, all agreements for restricted stock awards and grants of restricted stock units to our named executive officers and other members of our senior management provide that in the event of a change of control of the Company, and if the awards and grants are not assumed by the successor corporation, the vesting of the restricted stock awards and units will accelerate in full, measured from the date of the change of control. If the restricted stock awards and units are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s restricted stock awards and units will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of our voting securities retain more than 50% of their voting power).

Under the change-in-control arrangements described above, if (a) a change of control had occurred on December 31, 2008 and (b)(1) the employment of the named executive officers had been terminated or (2) the acquiring entity did not assume their options outstanding on that date, the following payments would have been required to the named executive officers.

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	89,464	690,014	—	50,821	830,299
Michael Tate	—		—	—	1,073,692	—	16,143	1,089,835
Marcia Zander	197,049	(1)	52,313	36,779	290,532	—	38,756	615,429
Varadarajan Srinivasan	58,425		—	37,209	254,216	—	39,510	389,360
Mozafar Maghsoudnia	—		—	11,349	181,583	—	29,100	222,032

(1)	Includes commissions earned of $71,899.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2008 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $22.01 on December 31, 2008 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2008. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Options Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	222,536	31,350
Michael Tate	74,823	48,782
Marcia Zander	94,064	13,200
Varadarajan Srinivasan	82,414	11,550
Mozafar Maghsoudnia	53,768	8,250

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her change-in-control arrangement. The time value of money has not been taken into account in determining these amounts.

Under the executive employment agreement provisions described above, if (a) a change of control had occurred on December 31, 2008 and (b)(1) the employment of the named executive officers had been terminated and (2) the acquiring entity had assumed their outstanding options on that date, the following payments to the named executive officers would have been required:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	89,464	—	—	50,821	140,285
Michael Tate	—		—	—	660,300	—	16,143	676,443
Marcia Zander	197,049	(1)	52,313	36,779	—	—	38,756	324,897
Varadarajan Srinivasan	58,425		—	37,209	—	—	39,510	135,144
Mozafar Maghsoudnia	—		—	11,349	—	—	29,100	40,449

(1)	Includes commissions earned of $71,899.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2008 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $22.01 on December 31, 2008 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2008. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Options Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	190,000	—
Michael Tate	55,000	30,000
Marcia Zander	80,000	—
Varadarajan Srinivasan	70,000	—
Mozafar Maghsoudnia	44,910	—

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

If involuntary termination of employment had occurred on December 31, 2008 other than in connection with a change of control, the following severance payments to the named executive officers listed below would have been required under their respective employment offer letters:

Name	Salary ($)	Stock Options ($)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (1)
Varadarajan Srinivasan	58,425	—	—	39,510	97,935

(1)

In determining this amount, Mr. Srinivasan is presumed to receive the maximum amount payable under his employment agreement. The time value of money has not been taken into account in determining these amounts.

Employment Agreements

In addition to the change-in-control arrangements summarized above, we have entered into employment offer letters with each of our named executive officers. Each letter specifies the named executive officer’s initial base salary amount, bonus arrangement, if any, both of which are subject to adjustment over time, and initial stock option grant. None of the letters indicate a specific term of employment, and each officer’s employment may be terminated by either party at any time.

We have also entered into agreements to indemnify our current and former directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at our request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than 5% of our common stock as of March 31, 2009, and by our current directors, by the nominees for election as directors, by each of our named executive officers and by all of our directors and executive officers as of March 31, 2009 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase our common stock that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement are included in the total number of shares beneficially owned for the person holding those options or warrants and are considered outstanding for the purpose of calculating percentage ownership of the particular holder Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 21,926,645 shares outstanding as of March 31, 2009. Unless otherwise stated, the business address of each of our executive officers and directors is 1875 Charleston Road, Mountain View, California 94043.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Godinho Family Revocable Living Trust dated April 21, 1995 (1) c/o NetLogic Microsystems, Inc. 1875 Charleston Rd. Mountain View, CA 94043	2,824,988	12.9%
FMR, LLC (2) 82 Devonshire Street Boston, MA 02109	1,400,028	6.4%
Norman Godinho (1)	2,824,988	12.9%
Ronald Jankov (3)	865,006	3.9%
Michael Tate (4)	103,695	*
Steven Domenik (5)	52,883	*
Varadarajan Srinivasan (6)	189,572	*
Leonard Perham (7)	189,818	*
Douglas Broyles (8)	117,400	*
Mozafar Maghsoudnia (9)	68,328	*
Marcia Zander (10)	114,845	*
Alan Krock (11)	19,133	*
All directors and executive officers as a group (14 persons) (12)	4,760,899	21.7%

*	Represents holdings of less than one percent.

(1)

Includes 38,333 shares of our common stock issuable upon the exercise of options, 150,000 shares held by The Godinho Bypass Trust DTD June 12, 1995, 52,500 shares held by The Godinho Children’s Trust, DTD November 7, 1983, and 2,584,155 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho reported that he has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(2)

This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on January 12, 2009 by FMR LLC, Fidelity Management & Research Company (“Fidelity”) and Edward C. Johnson 3d. Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,294,228 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 1,294,228 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Pyramis Global Advisors Trust Company ("PGATC"), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 104,400 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 104,400 shares and sole power to vote or to direct the voting of 103,700 shares owned by the institutional accounts managed by PGATC as described above. FIL Limited ("FIL"), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 1,400 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the "1934 Act”) and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other entity within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other entity need not be aggregated for purposes of Section 13(d). However, FMR LLC filed the Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(3)

Includes 203,379 shares of our common stock issuable upon the exercise of options and 356,060 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(4)	Includes 50,417 shares of our common stock issuable upon the exercise of options. Mr. Tate is our Vice President and Chief Financial Officer.

(5)

Includes 38,333 shares of our common stock issuable upon the exercise of options, 12,027 shares of our common stock directly owned by Mr. Domenik, 18 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 2,505 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik reported that he has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(6)	Includes 115,336 shares of our common stock issuable upon the exercise of options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer.

(7)	Includes 38,333 shares of our common stock issuable upon the exercise of options.

(8)	Includes 38,333 shares of our common stock issuable upon the exercise of options.

(9)	Includes 61,988 shares of our common stock issuable upon the exercise of options. Mr. Maghsoudnia is our Vice President of Worldwide Manufacturing.

(10)	Includes 112,238 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(11)	Includes 19,166 shares of our common stock issuable upon the exercise of options.

(12)	Includes 889,421 shares of our common stock issuable upon the exercise of options.

TRANSACTION WITH RELATED PERSONS

During fiscal 2008, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Compensation of Non-employee Directors” and “Executive Compensation” above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by our Audit Committee in accordance with its charter and by a majority of our board of directors, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during 2008 and Forms 5 (or any written representations) received with respect to fiscal year 2008, we believe that all directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2008.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of independent directors as determined in accordance with Marketplace Rule 4200(a)(15) of the NASDAQ listing rules and Rule 10A-3 of the Securities Exchange Act of 1934. During fiscal year 2008, the Audit Committee operated pursuant to a written charter adopted by the board of directors effective May 18, 2004, a copy of which was attached to our proxy statement for our 2004 annual meeting of stockholders, and which is also located on our website at www.netlogicmicro.com.

The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. The Audit Committee also monitors the performance of the Company’s independent registered public accounting firm, and reviews the audit report on the financial statements following completion of the audit and the accounting practices of the Company with respect to internal accounting and financial controls. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with our Audit Committee any issues they believe should be raised with us. The Audit Committee’s responsibilities under the Audit Committee Charter include the selection or dismissal of the Company’s independent registered public accounting firm, review of the scope of the annual audits, and approval of fees to be paid to the Company’s independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements of the Company for fiscal year 2008 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1, AU section 380). PwC provided the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee regarding independence and discussed PwC’s independence with members of that firm. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the Company’s financial statements for the fiscal year ended December 31, 2008 be included in its 2008 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:
Alan Krock, Chairman
Leonard Perham
Steven Domenik

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, two Class II directors are to be elected to serve until the 2012 annual meeting of stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. There are two nominees, both of whom are currently directors of the Company. Each of these nominees has been recommended by our governance and nominating committee for re-election to our board of directors and has been approved by our board of directors for nomination.

NOMINEES

Set forth below is information regarding the nominees for election to our board of directors:

Name	Position(s) with the Company	Year First Elected Director
Steven Domenik	Director	2001

Douglas Broyles	Director	1999

Each person nominated has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Our board of directors unanimously recommends that the stockholders vote FOR the election of both of the above nominees.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2009

Our audit committee meets with PricewaterhouseCoopers LLP (“PwC”) several times a year. At such times, our audit committee reviews both audit services performed by PwC as well as the fees charged for such services.

Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for the audit and other services provided by PwC for fiscal 2008 and 2007. During the fiscal years ended December 31, 2008 and 2007, no other fees were billed by PwC for information, technology consulting or any other services.

	2008	2007
Audit Fees (1)	$1,065	$1,272
Audit-Related Fees	—	139
Tax Fees	—	18
All Other Fees	—	2

Total	$1,065	$1,430

(1)

Audit fees consist of the aggregate fees for professional services rendered by PwC for the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act and review of condensed financial statements included in quarterly reports on Form 10-Q. In addition, audit fees in fiscal 2007 included the fees for professional services rendered by PwC in connection with our filing of Form S-3 and the acquisition of certain assets of the network search engine business from Cypress Semiconductor Corporation.

In the event the stockholders fail to ratify and approve our audit committee’s appointment, our audit committee will reconsider its selection. Even if the appointment is ratified and approved, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the Company’s and the stockholders’ best interests.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that stockholders vote FOR the proposal to ratify our audit committee’s appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement relating to the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, stockholder proposals must be received no later than December 11, 2009.

For any stockholder nominations or stockholder proposals to be properly submitted by a stockholder for the 2010 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to the Company. For stockholder nominations or stockholder proposals (other than stockholder proposals made in accordance with Rule 14a-8) to be considered timely, the stockholder’s notice must be received by the Company not less than ninety or more than one hundred and twenty calendar days in advance of the anniversary of the previous year’s annual meeting of stockholders. To be timely for the 2010 Annual Meeting of Stockholders, a stockholder’s notice must therefore be received by the Company between January 15, 2010 and February 14, 2010. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. All stockholder proposals should be addressed to the attention of the Secretary at our principal office and contain the information required by our bylaws.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board of directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald S. Jankov
President and Chief Executive Officer

Mountain View, California

April 10, 2009

NETLOGIC MICROSYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 15, 2009 8:00 a.m. (Pacific Time)

To be held at: BINGHAM McCUTCHEN LLP

1900 University Avenue East Palo Alto, CA 94303

NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, CA 94043

proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Annual Meeting on May 15, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

00066493

ADDRESS BLOCK

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/netl Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 14, 2009.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 14, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

01 Steve Domenik

02 Douglas Broyles

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for NetLogic Microsystems, Inc. for the fiscal year ending December 31, 2009.

For

Against

Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.